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                                                                       EXHIBIT 4


                           VANGUARD AUTOMATION, INC.
                         1993 LONG-TERM INCENTIVE PLAN
                             Dated January 8, 1993

                            Enacted: April 1, 1993


1.   PURPOSES.

The purpose of the 1993 Long-Term incentive Plan of Vanguard Automation, Inc. (herein referred to as the "Plan") is to promote and advance the interest of Vanguard Automation, Inc. (the "Company") and its shareholders by strengthening the Company's ability to attract, motivate and retain managerial and other key employees, and to strengthen the mutuality of interests between such employees and the Company's shareholders.


2.   DEFINITIONS.

For purposes of the Plan, the following terms shall have the meanings set forth below:

     a. "Award" or "Awards" means a grant or other conveyance of value made to a Participant under Sections 6 through 12, inclusive, of the Plan.

     b.   "Board" means Board of Directors of the Company.

     c. "Code" means the Internal Revenue Code of 1986, as in effect from time to time or any successor thereto, together with rules, and interpretations promulgated thereunder.

     d. "Committee" means the Compensation Committee of the Board constituted in Section 3 (Administration) of the Plan, unless the Board as provided appoints another Committee to administer the Plan.

     e. "Common Stock" means the common Stock of the Company or any security of the Company identified by the Committee issued in substitution, exchange or lieu thereof.

     f. "Company" means Vanguard Automation, Inc., an Arizona corporation, or any successor corporation.

     g. "Contingent Award" means an Award granted Pursuant to the provisions of Section 10 (Contingent Awards) of the Plan.

     h. "Disability" means total and permanent disability as determined by the Committee in accordance with standards and procedures similar to those, under the Company's long-term disability plan.
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     i.   "Dividend Equivalent Award" means an award granted pursuant to the provisions of Section 11 (Dividend Equivalent Awards) of the Plan.

     j. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time and in effect, or any, successor statute.

     k. "Fair Market Value" means, on any given date, the market value of Company stock as determined by an independent Valuation company commissioned specifically to determine Company value.

     l. "Incentive Stock Option" means any Stock Option granted pursuant to the provisions of Section 6 (Stock Options) of the Plan that is intended to be and is specifically designated as an "Incentive Stock Option" within the Section 422 of the Code.

     m. "Non-Qualified Stock Option" means any Stock option granted pursuant to the provisions of Section 6 (Stock Options) of the Plan that is not an Incentive Stock Option.

     n.   "Participant" means a person who is granted an Award under the Plan.

     o. "Performance Award" means an Award granted pursuant to the provisions of Section 9 (Performance Awards) of the Plan, the vesting of which is contingent on performance attainment.

     p. "Performance Grant" means an Award granted pursuant to the provisions of Section 9 (Performance Awards) of the Plan.

     q. "Plan" means this 1993 Long-Term Incentive Plan of the Company, as set forth herein and as it may be hereafter amended from time to time and in effect.

     r. "Restricted Stock Award" means an Award granted pursuant to the provisions of Section 8 (Restricted Stock) of the Plan.

     s. "Restricted Stock Grant" means an Award of shares of Common Stock granted pursuant to the provisions of Section 8 (Restricted Stock) of the Plan.

     t. "Retirement" means retirement from active employment with the Company and its Subsidiaries on or after the normal retirement date specified in the Company's Retirement Plan or such earlier retirement date as approved by the Committee for purposes of this Plan.

     u. "Stock Appreciation Right" means a right to receive an amount representing the appreciation in Fair Market Value of Common Stock granted pursuant to the provisions of Section 7 (Stock Appreciation Rights) of the Plan.

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     v.   "Stock Option" means a right to purchase shares of Common Stock granted pursuant to the provisions of Section 6 (Stock Options) of the Plan.

     w. "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of its stock having voting power.


3.   ADMINISTRATION.

     a. Composition of Committee. The Plan shall be administered by the Committee to be appointed from time to time by the Board and comprised of not less than three of the then members of the Board who may qualify to administer the Plan as contemplated by Rule 16b-3 of the Exchange Act or any successor. Members of the Committee shall serve at the pleasure of the Board and the Board may from time to time remove members from, or add members to, the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. Action approved in writing by a majority of the members of the Committee then serving shall be fully as effective as if the action had been taken by unanimous vote at a meeting duly called and hold.

     b. Powers of Committee. The Committee is authorized to construe and Interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the implementation of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may designate persons other than members of the committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to selection for participation of and the granting of awards to persons subject to
Section 16(a) and 16(b) of the Exchange Act. Any determination, decision or action of the committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all persons participating in the Plan. The Committee's powers include but are not limited to modifications, procedures and subplans as are necessary to comply with provisions of the laws of foreign countries in which the Company and its Subsidiaries may operate to assure the viability of the benefits of Awards made to Participants employed in such countries and to meet the intent of the Plan. The Company shall effect the granting of awards under the Plan in accordance with the determinations made by the Committee, by execution of instruments in writing in such forms as approved by the Committee.

     c. Liability of Committee Members. No member of the Board or the Committee will be liable for any action or determination made in good faith by the board or the Committee with respect to the Plan or any Award under it.

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4.   DURATION OF PLAN AND COMMON STOCK SUBJECT TO PLAN.

     a. Term. The Plan shall remain in effect until terminated by the Committee.

     b. Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 16 of the Plan, in each fiscal year during any part of which the Plan is effective shall be one percent (1%) of the total issued and outstanding shares of Common Stock as of the thirty-first day of May (May 31st) of each such year the Plan is in effect.

     c. Accounting for Number of Shares. For the purpose of computing the total number of shares of Common Stock available for Awards under the "Plan", there shall be counted against the foregoing limitations the number of shares of Common stock subject to issuance upon exercise or settlement of Awards and the number of shares of Common Stock which equal the Value of Restricted Stock Grants and other stock-based Awards in each case determined as at the dates on which such Awards are granted. If any Awards are forfeited, terminated, cancelled, expire unexercised, settled in cash in lieu of stock or exchanged for other Awards, the shares of Common Stock which were theretofore subject to such Awards shall again be available for Awards under the Plan to the extent of such forfeiture or expiration of such Awards. Further, any shares of Common Stock which are used as full or partial payment to the Company by a Participant of the purchase price of shares of Common Stock upon exercise of a Stock Option shall again be available for Awards under the Plan, as shall any shares covered by Stock Appreciation Rights which are not issued as payment upon exercise. Any unused portion of the percentage limit for any fiscal year shall be carried forward and by made available for Awards in succeeding calendar years.

     d. Source of Stock Issued Under the Plan. Common Stock which may be issued under the Plan may be either, at the discretion of the Committee, authorized and unissued shares or issued shares which have been reacquired by the Company. No fractional shares of Common Stock shall be issued under the Plan.


5.   PERSONS ELIGIBLE FOR AWARDS.

     a. General. Persons eligible for Awards under the Plan shall consist of managerial and other key employees of the Company and its Subsidiaries who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, would benefit the future success of the Company.

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     b.   Incentive Stock Options.  No person will be eligible for the grant of an Incentive Stock Option who owns or would own immediately before the grant of such option, directly or indirectly, stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent or Subsidiary corporation. The immediately preceding limitation on eligibility does not apply if, at the time such Incentive Stock Option is granted, the inactive Stock Option price is at least 110% of then Fair Market Value.

6.   STOCK OPTIONS.

Stock Options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options and such Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

     a. Grant. Stock Options may be granted under the Plan on such terms and conditions not inconsistent with the Provisions of the Plan and in such form as the Committee may from time to time approve. Stock Options may be granted alone, in addition to, or in tandem with other Awards under the Plan.

     b. Stock Option Price. The option exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant, except that the exercise price for Non-Qualified Stock Options or Incentive Stock Options shall be no less than one-hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option and may be based on the achievement of pre-established performance objectives measured at the end of a specified performance period.

     c. Option Term. The term of each Stock Option shall be determined by the Committee except that the term of Incentive Stock Options shall not exceed ten
(10) years after the date the Incentive Stock Option is granted.

     d. Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no Incentive Stock Option shall be exercisable during the first twelve (12) months after the date such Incentive Stock Option is granted. Except as provided in Section 14 (Termination of Employment) of the Plan, no Stock Option may be exercised unless the holder thereof is at the time of such exercise in the employ of the Company or a Subsidiary and has been continuously so employed since the date such Stock Option was granted. Options designated as Incentive Stock Options will not

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remain Incentive Stock Options after the latest time of exercise allowed pursuant to the Code.

     e. Method of Exercise. Upon the exercise of an Option, the purchase price will be payable in full cash, or, at the discretion of the Committee, by assignment and delivery to the Company of shares of Common Stock owned by the Optionee; or in the discretion of the Committee, by a promissory note secured by shares of Common Stock bearing interest at a rate determined by the Committee, or by a combination of any of the above. Any shares so assigned and delivered to the Company in payment or partial payment of the purchase price will be valued at their Fair Market Value on the exercise date.

     f. Whole shares. No fractional shares will be issued pursuant to the exercise of an Option nor will any cash payment be made in lieu of fractional shares.

     g. Special Rule for Incentive Stock Option. With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by the Code.

Notwithstanding the foregoing, each provision of the Plan and each Option agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or any statutory provision that may replace such Section, and any provisions thereof that cannot be so construed shall be disregarded. In no event may an Awardee be granted Incentive Stock Options which do not comply with the limitations prescribed by Section 422(d) of the Internal Revenue Code of 1986, as amended, or any successor section or limitation and any implementing regulations.

7.   STOCK APPRECIATION RIGHTS.

The grant of Stock Appreciation Rights under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee shall deem desirable.

     a. Value of a Stock Appreciation Right. A Stock Appreciation Right is an Award entitled a Participant to receive an amount equal to or (if the Committee shall determine at the time of grant) less than the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of

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a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other price as set by the Committee, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

     b. Grant. Stock Appreciation Right may be granted in tandem with, in addition to, or completely independent of and without relation to, a Stock Option or any other Award under the Plan. A Stock Appreciation Right may be granted in tandem with a Stock Option or other Award either at the time of grant or at any time thereafter during the, term of the Option or other Award.

     c. Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provided that a Stock Appreciation Right shall be automatically exercised on one or more specified dates.

          (1) Term and Exercise of Rights Granted in Tandem. A Stock Appreciation Right granted in tandem with an Option or other Award will entitle the holder, upon exercise, to surrender such Option or any portion thereof to the extent unexercised, with respect to the number of shares as to which such Appreciation right is exercised, and to receive payment of an amount computed pursuant to Section 7(c)(1) (i) & (ii). Such Option will, to the extent surrendered, then cease to be exercisable. A Stock Appreciation Right granted hereunder will be exercisable at such time or times, only to the extent that the related Option is exercisable and will not be transferable except to the extent that such related option may be transferable. Upon the exercise of an Appreciation Right granted in tandem with an Option, the Holder will be entitled to receive payment of any amount determined by multiplying:

               (i) The difference by subtracting the purchase price of a share of Common Stock specified in the related option from the Fair Market Value of a share of Common Stock on the date of exercise of such Stock Appreciation Right, by

               (ii) The number of shares as to which such Stock Appreciation Right will have been exercised.

          (2) Term and Exercise of Stock Option Appreciation Rights Granted without Relation to an Option. A Stock Appreciation Right granted without relationship and completely independent of an Option will be exercisable as determined by the Committee. A Stock Appreciation Right granted without relationship to an Option will entitle the holder, upon exercise of the stock Appreciation Right, to receive payment of an amount determined by multiplying:

               (i) The difference obtained by subtracting the Fair Market Value of a share of Common Stock on the date the Stock Appreciation Right is granted from the Fair Market Value of a Share





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of Common Stock on the date of exercise of such Stock Appreciation Right, by

               (ii) The number of shares as to which such Stock Appreciation Right will have been exercised.

     d. Form of Payment. Payment of the amount determined under Section 7(c) may be made solely in whole shares of Common Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or in the sole discretion of the Committee, solely in cash, or a combination of cash and shares as the Committee deems advisable. If the Committee decides that payment may be made in shares of Common Stock, and the amount payable results in a factional share, payment for the fractional share will be made in cash. Any Stock Appreciation Right exercised upon or subsequent to the occurrence of a Change in Control (as defined in Section 17) shall be paid in cash.

8.   RESTRICTED STOCK.

Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

     a.   Restricted Stock Grants.  A Restricted Stock Grant is an

Award of shares of Common Stock of the Company transferred to a Participant at a price determined by the Committee and subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit such shares back to the Company upon termination of employment for specified reasons within a specified period of time or the requirement that the participant forfeit such shares or a portion of such shares if certain performance objectives are not met. The transfer price of Restricted Stock Grants may be at no cost, or below, at, or above market price as determined by the Committee.

     b. Grants of Restricted Stock. Restricted Stock Grants may be granted under the Plan in such form and on such terms and conditions as the Committee may from time to time approve. Restricted Stock Grants may be granted alone, in addition to, or in tandem with other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Stock Grants to be granted to a participant and the Committee may impose different terms and conditions on any particular Restricted Stock Grant made to any Participant. Each Participant receiving a Restricted Stock Grant shall be issued a stock certificate in respect of such shares of Common Stock. Such certificate shall be registered in the name of such Participant, shall be accompanied by

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a stock power duly executed by such Participant, and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, which certificate evidencing such shares shall be held in custody by the Company until the restrictions thereon shall have lapsed.

     c. Restricted Period. Restricted Stock Grants shall provide that in order for a Participant to vest in such Awards, the Participant must fulfill specific requirements, as determined by the Committee. In setting the performance requirements, the Committee may use such measures as continued employment for a specified period of time, stock price appreciation, achievement of financial objectives or any such other requirements as it deems appropriate. The period of time between Grant and the vesting of Restricted Stock due to the fulfillment of the performance requirements is the restriction period ("Restriction Period"). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of shares of Common Stock received under a Restricted Stock Grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Such lapse of restrictions will be subject to the terms of Section 14 (Termination of Employment). The Committee, in its sole discretion, may provide for the lapse of any or all restrictions in the event of the Participant's death, total and permanent disability, or retirement. Upon expiration of the applicable Restriction Period (or lapse of restrictions during the Restriction Period where the restrictions lapse in installments) the Participant shall be entitled to receive his or her Restricted Award or portion thereof, as the case may be.

     d. Rights as a Shareholder. Except as provided in Section 11 and subject to the terms of the Restricted Stock Grant, a Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Grant, all other rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any cash or stock dividends. Stock dividends issued with respect to the shares covered by a Restricted Stock Grant shall be treated as additional shares under the Restricted Stock Grant and shall be subject to the same restrictions and other terms and conditions that apply to shares under the Restricted Stock Grant with respect to which such dividends are issued.


9.   PERFORMANCE STANDARDS.

Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable:

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      a.  Performance Grants.  A Performance Grant is an Award granted to a
Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit rights to the Award or a portion of such Awards in the event certain performance criteria are not met within a designated period of time.

     b.   Grants of Awards.   Performance Awards may be granted under the Plan
in such form as the Committee may from time to time approve. Performance Awards may be granted alone, in addition to, or in tandem with other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number and value of Performance Awards to be granted to a Participant and the Committee may impose different terms and conditions on any particular Performance Award made to any Participant.

     c. Performance Goals and Performance Periods. Performance Awards shall provide that in order for a Participant to vest in such Awards the Company must achieve certain performance goals ("Performance Goals") over a designated performance period ("Performance Period"). The Performance Goals and Performance Period shall be established by the Committee in its sole discretion. The Committee shall establish Performance Goals for each Performance Period.
The Committee shall also establish a schedule or schedules for Such performance Period setting forth the portion of the Performance Award which will be earned or forfeited based on the degree of achievement of the Performance Goals actually achieved or exceeded.

          In setting Performance Goals, the Committee may use such measures as return on equity, earnings growth, revenue growth, comparisons to peer companies or such other measure or measures of performance in such manner as it deems appropriate. During the Performance Period, the Committee shall have the authority to adjust upward or downward the Performance Goals in such manner as it deems appropriate.

 10. CONTINGENT AWARDS.

The Committee may grant Awards of either Stock Options or Restricted Stock wherein the vesting of Options or the lapse of restrictions on Restricted Stock to Participants is contingent upon the retention of ownership for a specified period of time, or is obtained through the exercise of vested Stock Options or the lapse of restrictions on Restricted Stock previously granted under this Plan. The grant size, vesting limitations, or restriction requirements of Contingent Awards is determined solely at the discretion of the Committee.

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11.  DIVIDEND EQUIVALENT AWARDS.

Awards of Stock Options, Stock Appreciation Rights, and all other stock-based Awards may, at the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such Dividend Equivalents, as it deems are appropriate or necessary. In addition, Dividend Equivalents may be granted on a stand-alone basis or granted in tandem with other Awards under this Plan. Tandem and/or stand-alone Dividend Equivalent Awards are paid in cash subject to conditions as determined by the Committee.

12.  OTHER STOCK-BASED AND COMBINATION AWARDS.

     a. Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which Common Stock is or may in the future be acquired, or Awards denominated in stock units, including Awards valued using measures other than market value. Such other Stock-Based Grants may be granted either alone, in addition to, or in tandem with any other type of Award granted under the Plan.

     b. Awards in Tandem. The Committee may also grant Awards under the Plan in tandem or in combination with other Awards or in exchange of Awards, or in tandem, or in combination with, or as alternatives to grants or rights under any other employee plan of the Company, including the plan of any acquired entity.

     c. Authority of Committee. Subject to the provisions of the Plan, the Committee shall have authority to determine the individuals to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted or covered pursuant to such Awards, and any and all other conditions and/or terms of the Awards.

13.  DEFERRAL ELECTIONS.

The Committee may permit a Participant to elect to defer his or her receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such participant by virtue of the exercise, earn out or lapse of restrictions of an Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such payment deferrals,

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including the possible (a) payment or crediting of reasonable interest on such deferred amounts credited in cash, (b) payment or crediting dividend equivalents in respect of deferrals credited in units of Common Stock, and (c) impact on a participant's current tax liability.

14.  TERMINATION OF EMPLOYMENT.

The terms and conditions under which an Award my be exercised after a Participant's termination of employment shall be determined by the Committee.

     a. Stock Appreciation Rights and Options. A Stock Appreciation Right or an Option held by a person who was an Employee at the time such Stock Appreciation Right and Option was granted will expire immediately if and when the Participant ceases to be an Employee, except as follows:

          (1) If the employment of an Employee is terminated by the Company other than for cause, for which the Company will be the sole judge, then the Stock Appreciation Rights and Options will expire ninety (90) days thereafter unless by their terms they expire sooner, plus such additional times as the Committee shall determine. During said period, the Stock Appreciation Rights and Options may be exercised in accordance with their terms, but only to the extent exercisable on the date of termination of employment. Termination for cause shall result in the immediate expiration of all Options and/or Stock Appreciation Rights.

          (2) If the Employee retires at normal retirement age as defined in the Retirement Plan, or retires with the consent of the Company at an earlier age on or after age 65, the Stock Appreciation Rights and Options of the Employee will expire three (3) years thereafter unless by their terms they expire sooner. If the Employee retires prior to age 65, but with the consent of the Company, the Stock Appreciation Rights and Options will expire ninety (90) days thereafter unless by their terms they expire sooner. During said period, the Stock Appreciation Rights and Options may be exercised in accordance with their terms, but normally only to the extent exercisable on the date of Retirement. The Committee may determine to accelerate vesting upon Retirement, or allow vesting to continue, after Retirement.

          (3) If an Employee dies or becomes permanently disabled while employed by the Company, the Stock Appreciation Rights and Options of the Employee will expire one year after the date of death or permanent and total disability unless by their terms they expire sooner. If the Employee dies or becomes permanently and totally disabled within ninety (90) days referred to in subparagraphs (1) or
(2) above, the Stock Appreciation Rights and Options will expire one year after the date of death or permanent

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and total disability, unless by their terms they expire sooner. Notwithstanding the foregoing, the Committee may, in its sole discretion, allow such additional time to exercise as deemed appropriate.

     b. Restricted Awards. In the event a holder of a Restricted Award ceases to be an Employee for any reason prior to age 65, any such Restricted Award subject to restrictions at the time of his or her employment terminates will be returned to the Company unless the Committee determines otherwise. If the Employee retires with the approval of the Company or after age 65, the Committee may waive restriction on Awards based on the prorated achievement of the restriction requirements. The Committee, in its sole discretion, may allow accelerated vesting of Restricted Stock upon the termination of any employee.

     c. Performance Awards. In the event a holder of a Performance Award ceases to be an employee before the end of the Performance Period related to the holder's Performance Award, except in the event of the holder's retirement on or before age 65, disability or death or otherwise as determined by the Committee, the Performance Award is forfeited. In the event of the holder's retirement with Company approval on or after age 65, disability or death, the Committee will determine whether payment of a part of the Performance Award would be appropriate based on the prorated achievement of the Performance Goals and, if appropriate, the Committee will determine the amount of the Award, if any , and the date the Award is payable.

     d. Dividend Equivalents and Contingent Awards. In the event a holder of a Dividend Equivalent or Contingent Award ceases to be an employee before these Awards are paid, the Committee will determine whether payment or a part of the Award would be appropriate and, if appropriate, the Committee will determine the amount of the Award, if any, and the date the Award is paid.

     e. Leave of Absence Status and Vesting Upon Retirement. The Committee may in its sole discretion determine, (1) with respect to an Award, treat any Participant who is on leave of absence for any reason will be considered as still in the employ of the Company, provided that rights to such Award during a leave of absence will be limited to the extent to which such right was earned or vested at the commencement of such leave of absence, or (2) with respect to any Stock Appreciation Rights and Options of any employee who is retiring at normal retirement age or with the consent of the Company at an earlier age, that the Stock Appreciation Rights and/or Options of such employee will accelerate and become fully exercisable on a date specified by the Committee which is not later than the effective date of such employee's Retirement.

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15.  NON-TRANSFERABILITY OF AWARDS.

No Award under the Plan, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by, and payments in settlement of Awards will be payable only to, the Participant or his or her legal representative.


16.  ADJUSTMENT PROVISIONS.

     a. No Limitation on Board. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company's capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     b. Effect of Change in Capitalization. Subject to Section 17(c), if the outstanding shares of Common Stock of the Company are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all the property of the Company, reorganization, recapitalization, re-classification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment may be made in (1) the maximum number and kind of shares provided in
Section 4, (2) the number and kind of shares and/or the price for each share or other unit of other securities subject to the then-outstanding Awards, and (3) the number and kind of shares and/or the price for each share or other unit of any other securities subject to then-outstanding Awards without change in the aggregate purchase price or value as to which such Awards remain exercisable or subject to restrictions.

     c. Dissolution or Liquidation. Despite the provisions of Section 17(b), upon dissolution or liquidation of the Company or upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon the sale of all or substantially all the property of the Company, all Awards then outstanding under the Plan will be fully vested and exercisable and all restrictions will immediately cease, unless provisions are made in connection with such transaction for the continuance of the Plan and the assumption or the substitution for such Awards by new Awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and the kind of shares and prices.

     d. Other Adjustment Provisions. The Committee may also make appropriate adjustments in the number of shares covered by the Plan, and the price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders. In the event that another corporation or business entity is or is in the process of being acquired by the Company, and the Company agrees to assume outstanding employee stock options and/or the obligation to make future grants of options or rights to employees of the acquired entity, the aggregate number of shares of Common Stock available for Awards under Section 4 of the Plan may be increased accordingly.


17.  CHANGE IN CONTROL.

     a. Effect of Awards. In the event of pending takeover bid or tender offer pursuant to which 30% or more of the outstanding securities of the Company is acquired, whether or not deemed a tender offer under applicable state or federal laws, or in the event that any person makes any filing under Sections 13(d) or 14(d) of the Exchange Act with respect to the Company, the Committee may, in its sole discretion, without obtaining shareholder approval, take any one or more of the following actions to the extent permitted in Section 18 with respect to individual Eligible Persons and Participants or to all Eligible Persons and Participants:

          (1) Accelerate the exercise dates of any outstanding Stock Appreciation Right or Option, or make all outstanding Appreciation Rights or Options fully vested and exercisable;

          (2) Determine that all or any portion of conditions associated with a Restricted Stock Award have been met;

          (3) Grant a cash bonus Award to any of the holders of outstanding Options;

          (4) Grant Stock Appreciation Rights to holders of outstanding options;

          (5) Pay cash to any or all option holders in exchange for the cancellation of their outstanding Options;

          (6) Make any other adjustments or amendments to the Plan and outstanding Awards and Substitute new Awards.

     b. The actions cited above in Section 17(a)(1) through (6) are subject to such restrictions so as not to constitute a "parachute payment" to employees as defined by Section 280G of the Internal Revenue Service Code in effect at the time of such action. If such actions cause payments to constitute a parachute payment affected by Section 280G, the Committee will make appropriate adjustments to the Awards to the largest amount as will result in no portion being subject to the excise tax imposed by Section 4999 of the Code or the disallowance of a deduction by the Company pursuant to Section 280G(a) of the Code.

     c. A "Change in Control" of the Company shall have occurred when a person, alone or together with its Affiliates and Associates, becomes the beneficial owner of 30% or more of the general voting power of the Company.

     d. "Affiliate or Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     e. "Person" for the purpose of this numbered paragraph of the Plan, means an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any Subsidiary, any Affiliate or Associate of the Company, any employee benefit plan or employee stock plan of the Company, any Subsidiary, or any person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan or any person who acquires 20% or more of the general voting power of the Company in a transaction or series of transactions by the Board.

     f. "Voting Stock" means shares of the Company's capital stock having general voting power, with "voting Power" meaning the power under ordinary circumstances (and not merely upon the happening of contingency) to vote in the election of directors.

     g. Authority of Committee. Adjustments under section 17 made by the Committee will be final, binding and conclusive. No fractional shares will be issued under the Plan on account of any such adjustments.


18.  AMENDMENT AND TERMINATION OF PLAN.

     a. Rule 16(b)-3 of the Exchange Act. The Company's Board of Directors may amend or terminate the Plan, subject to shareholder approval to the extent necessary for the continued applicability of Rule 16(b)-3 under the Exchange Act. In addition, if the provisions of Rule 16(b)-3 or any successor rule are amended, the

Board may amend the Plan as it deems appropriate as a result of any modifications to such Rule.

     b. Consent of Participant. No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligation under any Award previously granted under the Plan.


19.  MISCELLANEOUS.

     a. Tax Withholding. The Company shall have the right to deduct from any settlement, including the delivery or vesting of shares, made under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is used to satisfy tax withholding, such stock shall be valued based on the Fair Market Value when tax withholding is required to be made.

     b. No Right to Employment. Neither the adoption of the Plan nor the granting of any Award shall confer upon any employee of the Company or of any Subsidiary any right to continue employment with the Company or any right to continue employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment with or without cause.

     c. Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be presented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan shall be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligations of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

     d. Payment to Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements to make payment of amounts due or to become due to Participants in the Plan.

     e. Annulment of Awards. The grant of any Award under the Plan payable in cash is provisional until cash is paid in settlement thereof. The grant of any Award payable in Common Stock is provisional until the Participant becomes entitled to the Certificate in Settlement thereof. In the event the employment of a Participant is terminated for cause, any Award which is provisional shall be annulled as of the date of such termination or cause. For the purpose of this Section, the term "terminated for cause" means any discharge for violation of the policies and procedures of the Company or for other job performance or conduct which as determined by the Committee is detrimental to the best interests of the Company.

     f. Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of the termination indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that inclusion of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards or payments under any Company or Subsidiary plans. The Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain and reward employees for their service with the Company and its Subsidiaries.

     g. Securities Law Restrictions. No shares of Common Stock shall be issued under the Plan unless and until counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchanges upon which the Common Stock may be listed.

Certificates for shares of Common Stock delivered under the Plan may be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions; the Company may require the Participant to take any reasonable action to met such requirements.

     h. Award Agreement. Each Participant receiving an Award under the Plan shall enter into an agreement with the Company in a form specified by the Committee agreeing to the terms and conditions of the Award and such related matters as the Committee shall, in its sole discretion determine.

     i. Cost of Plan. The cost and expenses of administering the Plan shall be borne by the Company.

     j. Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Arizona.

     k. Effective Date. The Plan shall be effective upon its approval by the Company's shareholders.

     l. Rights of Participants, Beneficiaries or Other Persons Claiming. No Participant and no beneficiary or other Person claiming under or through such Participant shall have any right, title or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

     m. Participant's Beneficiary. No Award and no right under the Plan, contingent or otherwise, will be assignable or subject to any encumbrance, pledge or charge of any nature except that, under such rules and regulations as the Company may establish pursuant to the terms of the Plan, a beneficiary may be designated with respect to an Award in the event of death of a Participant. If such beneficiary is the executor or administrator of the estate of the Participant, any rights with respect to such Award may be transferred to the person or persons or entity (including a trust) entitled thereto under the will of the holder of such Award.

     n. Loans to Participants. The Company may make a loan to a Participant in connection with (1) the exercise of an Option in an amount not to exceed the aggregate exercise price of the Option being exercised and the grossed up amount of any federal and state taxes payable in connection with such exercise for the purpose of assisting such optionee to exercise such Option and (2) Restricted Stock Award in an amount not to exceed the grossed up amount of any federal and state taxes payable upon expiration of any applicable forfeiture provision for the purpose of assisting the holder of the Award to enjoy the rights thereunder.

     o. Other Provisions of Awards. The forms of Options and Stock Appreciation Rights granted under the Plan may contain such other provisions as the Committee may deem advisable. Without limiting the foregoing and if so any Option or Stock Appreciation right granted under the Plan then subject to exercise and discharge its obligation in respect of the Option or Stock Appreciation Right, either by payment to the Participant of an amount of cash equal to the excesses, if any, of the Fair Market Value, at such time, of the shares subject to the portion of the Option or Stock Appreciation Right so cancelled over the aggregate purchase price specified in the Option or Stock Appreciation Right covering such shares, or by issuance or transfer to the Participant of shares of Common Stock with a Fair Market Value, at such time, equal to any such excess, or by a combination of cash and shares. Upon any such payment of cash or issuance of shares, (1) there shall be charged against the aggregate limitations set forth in Section 4(b) a number of shares equal to the number of shares so issued plus the number of shares purchasable with the amount of any cash paid to the Participant on the basis of the Fair Market Value as of the date of payment, and (2) the number of shares subject to the portion of the Option so cancelled, less the number of shares so charged against such limitations, shall thereafter be available for other grants.